Exhibit 99.2

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contacts:
Dan Spiegelman	John Bluth
SVP & Chief Financial Officer	Director, Corporate Communications
(650) 384-8509	(650) 384-8850

Christopher Chai	Emily Wilson
Treasurer & Executive Director, Investor Relations	Fleishman-Hillard
(650) 384-8560	(512) 495-7161

TECADENOSON CONVERTS PSVT PATIENTS TO NORMAL HEART RHYTHM IN PHASE III TEMPEST STUDY

—Late breaking clinical trial data presented at American Heart Association Scientific Sessions 2002—

CHICAGO, November 20, 2002 — CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that all five dosing regimens of tecadenoson (CVT-510) studied in a Phase III clinical trial of  181 patients with paroxysmal supraventricular tachycardia (PSVT), an abnormally rapid heart rhythm, converted patients back into a normal heart rhythm (p<0.0005 vs. placebo).  Tecadenoson is a selective A1-adenosine receptor agonist.  The results, from the Trial to Evaluate the Management of PSVT during Electrophysiologic Study with Tecadenoson (TEMPEST), will be presented today at the late breaking clinical trials session of the American Heart Association’s Scientific Sessions 2002.

 “We are honored to have been selected to present late breaking clinical trial data for the second consecutive year at the AHA Scientific Sessions,” said Louis G. Lange, M.D. Ph.D., chairman and chief executive officer of CV Therapeutics, Inc.  “This is a tribute to our scientific team and a recognition of our work to develop important products based on molecular cardiology to help patients with heart disease.”

In TEMPEST, a Phase III, multi-center, double-blind, placebo-controlled trial, 181 patients with inducible PSVT in the electrophysiology laboratory were randomized to receive placebo or one of five dosing regimens of tecadenoson via rapid intravenous bolus.  The primary study objective was the therapeutic conversion of sustained PSVT to a normal, or sinus, heart rhythm, after the final dose of tecadenoson.  If conversion of PSVT to a normal heart rhythm did not occur after one minute, a second dose was administered.

Each tecadenoson dosing regimen resulted in significantly higher therapeutic conversion rates compared with placebo.  The results of the study were:

1st Dose/2nd Dose	Patients Converted	Conversion %	p-value
Placebo/Placebo	2/30	7	N/A
75μg/150μg	16/32	50	<0.0005
150μg/300μg	17/29	59	<0.0005
300μg/600μg	28/31	90	<0.0001
450μg/900μg	24/29	83	<0.0001
900μg/900μg	26/30	87	<0.0001

The median time for conversion at the three highest doses of tecadenoson was less than one minute.

The most frequent adverse symptom was paresthesia, a tingly sensation (experienced in six percent of patients on tecadenoson vs. three percent on placebo).  Other less frequent adverse symptoms included flushing, tachycardia, headache and dyspnea. There was no apparent dose-dependent increase in any adverse symptom following administration of tecadenoson.  As expected, based on the pharmacology of the study drug, dose-dependent, transient and clinically insignificant AV block was observed  shortly after conversion across the highest three doses of tecadenoson.  Hemodynamic parameters such as blood pressure and heart rate were not adversely affected by tecadenoson.

Tecadenoson is potentially the first of a new class of selective adenosine analogues developed specifically to treat abnormal heart rhythms.

“Tecadenoson may represent a significant advance in the treatment of PSVT, by potentially avoiding adverse events or conversion-related arrhythmias requiring treatment,” said Kenneth Ellenbogen, M.D., professor of medicine, Medical College of Virginia, Richmond, Va., and principal investigator of TEMPEST.

“In TEMPEST, a dose-dependent effect of tecadenoson to convert PSVT to normal sinus rhythm was observed, yet we did not see dose-limiting effects on blood pressure or recurrence of PSVT.  This may be due to the selective mechanism of action of tecadenoson and its relatively longer duration of action,” he added.

TEMPEST represents the first completed Phase III trial of a selective adenosine receptor agonist.  Tecadenoson is a novel compound that selectively stimulates the A1-adenosine receptor, which when activated, may slow the electrical conduction through the atrioventricular (AV) node.  The AV node is the area of the heart that controls the electrical impulses between the atria and the ventricles.  Clinical studies with tecadenoson prior to TEMPEST suggested that it may slow electrical conduction through the AV node and convert PSVT to normal sinus rhythm.

PSVT, which causes 160,000 hospitalizations annually in the United States, occurs when the frequency of electrical signals passing through the AV node causes the ventricles to beat too rapidly or uncontrollably.  This results in insufficient time for filling and emptying of the left ventricle, which causes low blood pressure and reduced blood flow to the brain and other vital organs.

Tecadenoson has not been approved for marketing by the United States Food and Drug Administration (FDA) or other foreign regulatory agencies.  Tecadenoson presently is being investigated under a United States IND and applicable foreign regulatory filings.  CV Therapeutics has not submitted a new drug application to the FDA or an equivalent application to any other foreign regulatory agency for tecadenoson, and tecadenoson has not been determined to be safe or effective in humans for any use.

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.  CV Therapeutics currently has four compounds in clinical trials.  Ranexa™ (ranolazine), the first in a new class of compounds known as partial fatty acid oxidation (pFOX) inhibitors, is being developed for the potential treatment of chronic angina.  Tecadenoson, a selective A1-adenosine receptor agonist, is being developed for the potential reduction of rapid heart rate during atrial arrhythmias.  CVT-3146, a selective A2A-adenosine receptor agonist, is being developed for the potential use as a pharmacologic stress agent in cardiac perfusion imaging studies.  Adentri™, an A1-adenosine antagonist, is being developed by our partner Biogen, Inc., for the potential treatment of acute and chronic congestive heart failure.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development and commercialization of the company’s products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; the timing of clinical trials; the dependence on collaborative and licensing agreements; and other risks detailed from time to time in CVT’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2001.  CVT disclaims any intent or obligation to update these forward-looking statements.

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